[K&L Gates Letterhead]

September 15, 2008

Asia Time Corporation
Room 1601-1604, 16/F., CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong King

Ladies and Gentlemen:

We have acted as counsel for Asia Time Corporation (the “Company”), a Delaware corporation, with respect to certain legal matters in connection with the resale by a selling security holder of (i) variable rate convertible bonds (the “Bonds”) issued by the Company, (ii) shares of common stock of the Company that are issuable upon conversion of the Bonds, (iii) warrants issued by the Company (the “Bond Warrants”) to purchase the Company’s common stock, (iv) shares of common stock of the Company issuable upon exercise of the Bond Warrants, and (v) other shares of common stock of the Company. We have also participated in the preparation of a Registration Statement on Form S-1 (Registration No. 333-150830) being referred to herein as the "Registration Statement" to which this opinion is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material United States Federal Income Tax Consequences for Holders of Bonds and Bond Warrants” (the “Tax Discussion”) in the Registration Statement.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in the Tax Discussion constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP